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                                                                    Exhibit m(1)

                              AMENDED AND RESTATED
                                DISTRIBUTION PLAN

         DISTRIBUTION PLAN, dated as of August 20, 1985 and amended and restated effective as of May 5, 2000, of CitiFunds Tax Free Reserves, a Massachusetts business trust (the "Fund"). This Plan relates solely to shares of beneficial interest of the Fund that are designated "Class N" ("Shares").

                                   WITNESSETH:

         WHEREAS, the Fund is engaged in business as an open-end management investment company and is registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder, the "1940 Act"); and

         WHEREAS, the Fund intends to distribute the Shares of the Fund in accordance with Rule 12b-1 under the 1940 Act ("Rule 12b-1"), and desires to adopt this Distribution Plan (the "Plan") as a plan of distribution pursuant to such Rule; and

         WHEREAS, the Fund desires to engage CFBDS, Inc., a Massachusetts corporation, to provide certain distribution services for the Fund (the "Distributor"); and

         WHEREAS, the Fund desires to enter into a distribution agreement (in such form as may from time to time be approved by the Board of Trustees of the Fund in the manner specified in Rule 12b-1) with the Distributor, whereby the Distributor will provide facilities and personnel and render services to the Fund in connection with the offering and distribution of the Shares (the "Distribution Agreement"); and

         WHEREAS, the Board of Trustees, in considering whether the Fund should adopt and implement this Plan, has evaluated such information as it deemed necessary to an informed determination as to whether this Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Fund for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Plan will benefit the Fund and its shareholders.

         NOW, THEREFORE, the Board of Trustees hereby adopts this Plan for the Fund as a plan for distribution in accordance with Rule 12b-1, on the following terms and conditions:

         1. As specified in the Distribution Agreement, the Distributor shall provide facilities, personnel and a program with respect to the offering and sale of the Shares to customers of financial institutions which have entered into shareholder servicing agreements with the Fund. Among other things, the Distributor shall be responsible for all expenses of printing (excluding typesetting) and distributing prospectuses to prospective shareholders and providing such other related services as are reasonably necessary in connection therewith.

         2. The Distributor shall bear all distribution-related expenses described in paragraph 1, including, without limitation, the compensation of personnel necessary to provide such services and all costs of travel, office expenses (including rent and overhead), equipment, printing, delivery and mailing costs.

         3. As consideration for all services performed and expenses incurred in the performance of its obligation under the Distribution Agreement, except in connection with print or electronic media advertising, the Fund shall pay the Distributor a distribution fee (the "Basic Distribution Fee") periodically at an annual rate of 0.10% of the Funds average daily net assets for its then-current fiscal year. The Fund shall pay the Distributor an additional fee at an annual rate not to exceed 0.10% of the Fund's average daily net assets for its then-current fiscal year in anticipation of, or as reimbursement for, expenses incurred by the Distributor in connection with print or electronic media advertising in connection with the sale of Shares.

         4. The Fund shall pay all fees and expenses of any independent auditor, legal counsel, administrator, transfer agent, custodian, shareholder servicing agent, registrar or dividend disbursing agent of the Fund; expenses of distributing and redeeming Shares and servicing shareholder accounts; expenses of preparing, printing and mailing prospectuses, shareholder reports, notices, proxy statements and reports to governmental officers and commissions and to shareholders of the Fund, except that the Distributor shall be responsible for the expenses of printing (excluding typesetting) and distributing prospectuses to prospective shareholders as provided in paragraphs 1 and 2 hereof; expenses connected with the execution, recording and settlement of portfolio security transactions; insurance premiums; expenses of calculating the net asset value of Shares; expenses of shareholder meetings; and expenses relating to the issuance, registration and qualification of Shares.

         5. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles of Incorporation or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the responsibility for and control of the conduct of the affairs of the Fund.

         6. This Plan shall become effective upon (a) approval by a vote of at least a majority of the outstanding voting securities of the Fund, and (b) approval by a vote of the Board of Trustees and vote of a majority of the Trustees who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the "Qualified Trustees"), such votes to be cast in person at a meeting called for the purpose of voting on this Plan.

         7. This Plan shall continue in effect indefinitely; provided, however, that such continuance is subject to annual approval by a vote of the Board of Trustees and a majority of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on continuance of this Plan. If such annual approval is not obtained, this Plan shall expire on the date which is 15 months after the date of the last approval.

         8. This Plan may be amended at any time by the Board of Trustees of the Fund, provided that (a) any amendment to increase materially the amount to be spent for the services described herein shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Fund, and (b) any material amendment of this Plan shall be effective only upon approval by a vote of the Board of Trustees and a majority of the Qualified Directors, such votes to be cast in person at a meeting called for the purpose of voting on such amendment. This Plan may be terminated at any time by vote of a majority of the Qualified Trustees or by a vote of a majority of the outstanding voting securities of the Fund.

         9. The Fund and the Distributor each shall provide the Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

         10. While this Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not interested persons of the Fund.

         11. For the purposes of this Plan, the terms, interested persons and majority of the outstanding voting securities are used as defined in the 1940 Act. In addition, for purposes of determining the fees payable to the Distributor, the value of the Fund's net assets shall be computed in the manner specified in the Fund's then-current prospectus for computation of the net asset value of the Fund's Shares.

         12. The Fund shall preserve copies of this Plan, and each agreement related hereto and each report referred to in paragraph 9 hereof (collectively, the "Records") for a period of six years from the end of the fiscal year in which such Record was made and each such Record shall be kept in an easily accessible place for the first two years of said record-keeping.

         13. This Plan shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act.

         14. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.